Exhibit 99.34

                          UNITED STATES DISTRICT COURT
                          SOUTHERN DISTRICT OF FLORIDA
                                (FORT LAUDERDALE)

WESTAR CAPITAL, INC.,

         Plaintiff,                                  Case No. 96-8889-CIV-ZLOCH

vs.                                                  Magistrate Judge Seltzer

ADT, Ltd., Michael A.
Ashcroft, Stephen J. Ruzika,
John E. Danneberg, Alan B.
Henderson, James S. Pasman, Jr.,
W. Peter Slusser, William W.
Stinson, Raymond S. Troubh, and
Republic Industries, Inc.,                  MEMORANDUM OF LAW IN
                                            SUPPORT OF PLAINTIFF'S MOTION
                                            FOR LEAVE TO FILE FOURTH
Defendants.                                 AMENDED COMPLAINT
______________________/

         Westar Capital, Inc. ("Westar") submits this memorandum of law in support of its motion for leave to file a Fourth Amended Complaint.

                              PRELIMINARY STATEMENT

         On March 3, 1997 -- three days after Westar filed its Third Amended Complaint (the "Complaint") -- the board of directors of ADT Ltd. ("ADT Board") announced an important change to the shareholder rights plan (or "Poison Pill") that is challenged in Count I of the Complaint. The ADT Board added an unusual "Continuing Directors" provision to the Poison Pill, which is intended to prevent Westar nominees to the ADT Board from redeeming the Poison Pill even if





                                                     CASE NO. 96-8889-Civ-Zloch

they are elected to replace the current board.1 Continuing directors provisions have been labeled "dead hand" provisions because "people who are no longer directors . . . are trying to rule from the grave." Steve Lipin, J&J Goes to Court to Disarm Cordis of a Seldom-Used Poison Pill Defense, Wall Street Journal, Oct. 27, 1995.

         The Poison Pill, as originally adopted, effectively prevents Westar or any party from acquiring control of ADT without first obtaining the approval of ADT's board of directors. Westar is seeking to elect a slate of directors at a special meeting of ADT's shareholders (the "Special Meeting") who "have stated their intention to take, subject to the fulfillment of the fiduciary duties they would have as directors of ADT, all actions necessary and desirable to facilitate consummation of the [Western Resources Offer] including . . . either redeeming the [rights issued under the Poison Pill] or amending [the Poison Pill] to make the Rights inapplicable to the [Western Resources] Offer. . ." (Preliminary S-4 filed with the Securities Exchange Commission at page 26).

         The ADT Board has now attempted to moot the vote at the Special Meeting by adopting the Dead Hand provisions which state that only current board members can redeem the pill even if they are voted out of office at the Special Meeting.

         The "Dead Hand" provisions, which were adopted less than three months after Westar announced its proposal to replace the entire ADT Board, have no proper purpose. Moreover, they are directed at, discriminate against, and severely penalize Westar. The only purpose of the provisions is to entrench the ADT Board

--------
         1 A complete description of the Poison Pill and the amendments thereto is contained in the proposed complaint, annexed to the accompanying Motion.



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                                                      CASE NO. 96-8889-Civ-Zloch

in office by preserving their control over the company "from the grave" -- even if that is contrary to the wishes and interests of a majority of ADT's shareholders. One recent commentator has summarized the effect of such Dead Hand provisions:

         When continuing directors provisions are employed to defend against takeover contests, the principal purpose of the directors implementing the provisions is to preserve their incumbent positions. Moreover, continuing directors provisions increase the risk of board entrenchment while failing to provide any additional shareholder protection against coercive moves by bidders. For these reasons, the provisions interfere with the shareholder vote and are of little utility in protecting shareholders against coercion in proxy or consent solicitations . . . .

         Scrutiny of any such provision must result in
invalidation . . . .  Thus, continuing directors provisions in poison pills should be found per se invalid on the ground that they serve no purpose but to entrench management and consequently infringe shareholder sovereignty.


         See Note, Preventing Control from the Grave: A Proposal for Judicial Treatment of Dead Hand Provisions in Poison Pills, 96 Colum. L. Rev. 2175, 2212

(1996) (emphasis added).

         In its Proposed Fourth Amended Complaint, Westar challenges the adoption of the Dead Hand provisions as a breach of fiduciary duty. (See Exhibit A to the Motion)2

--------
         2 The ADT Board's amendment of the Poison Pill for the improper purpose of frustrating a shareholder vote on the Western Resources Offer and to entrench themselves in office also does not withstand scrutiny under Bermuda law. See, e.g., Howard Smith Ltd. v. Ampol Petroleum Ltd., [1974] A.C. 821 (P.C. 1974) (holding that a board's use of its powers to frustrate a shareholder vote was a breach of duty); Piercy v. S. Mills & Co., Ltd., [1920] Ch. 77, 84 (Ch. D.).



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                                       CASE NO. 96-8889-Civ-Zloch

                                    ARGUMENT
                                    --------

                                       I.

                            WESTAR SHOULD BE GRANTED
                   LEAVE TO FILE ITS FOURTH AMENDED COMPLAINT.
                   -------------------------------------------

    Under Rule 15(a) of the Federal Rules of Civil Procedure, "[A] party may amend the party's pleading only by leave of court or by written consent of the adverse party; and leave shall be freely given when justice so requires." "In the absence of any apparent or declared reason -- such as undue delay, bad faith or dilatory motive on the part of the movant, repeated failure to cure deficiencies by amendments previously allowed, undue prejudice to the opposing party by virtue of allowance of the amendment, futility of the amendment etc. -- the leave sought should, as the rules require, be 'freely given.'" Foman v. Davis, 371 U.S. 178, 182 (1962). Similar factors are relevant under Rule 15(d) Federal Rules of Civil Procedure (governing leave to file a supplemental pleading).

         Like the claims in the Third Amended Complaint, the new claim in the Fourth Amended Complaint arises out of the efforts by Westar and its parent Western Resources to acquire ADT and ADT's response thereto. Thus, the new claim in the Fourth Amended Complaint will not change the focus of this litigation. Nor will Defendants be prejudiced by the amendment because the new claim relates only to whether the ADT Board breached its fiduciary duties by amending the Poison Pill; whether the ADT Board breached its fiduciary duties by adopting and continuing to deploy the Poison Pill has been an issue in this case since Westar commenced the action on December 27, 1996.

         Once the Court grants Westar's motion, Westar intends to file a motion to enjoin the ADT Board from implementing the Dead Hand provisions and compelling the ADT Board to make the provisions inapplicable to Westar and



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                                                      CASE NO. 96-8889-Civ-Zloch

Western Resources. The need for immediate relief prior to the Special Meeting -- where Westar's proposal will be considered -- is obvious. Westar and ADT's other shareholders are entitled to know before exercising their vote whether Westar's nominees will be able to redeem the Poison Pill and allow the Western Resources Offer to proceed. Under the lenient standards set forth in Rule 15(a), Westar's motion to amend the complaint should be granted.3

                                   CONCLUSION

         For the foregoing reasons, Westar respectfully requests that this Court enter an order granting Westar's motion for leave to file a Fourth Amended Complaint.

Dated: March 10, 1997                                    Respectfully submitted,

SULLIVAN & CROMWELL                                      HOLLAND & KNIGHT LLP
John L. Hardiman                                         Attorneys for Plaintiff
Tariq Mundiya                                            701 Brickell Avenue
John C. Stellabotte                                      P.O. Box 015441
125 Broad Street                                         Miami, FL 33101
New York, NY 10004                                       phone: (305) 374-8500
phone: (212) 558-4000                                    fax: (305) 789-7799
fax: (212) 558-3588

                                                     By: /s/ Illegible /for MLS
                                                         -----------------------
                                                         MARTY L. STEINBERG
                                                         Florida Bar No. 187293
                                                         JUDITH M. MERCIER
                                                         Florida Bar No. 0032727

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         3 Westar has also amended the claim in the Complaint challenging the propriety of an ADT-controlled subsidiary voting ADT shares to seek not only prospective relief against such voting in the future but also to void any past ADT votes that turned on the vote of the subsidiary. This amendment does not redirect the focus of this litigation and is, therefore, appropriate at this time.



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                                                      CASE NO. 96-8889-Civ-Zloch


                             CERTIFICATE OF SERVICE
                             ----------------------

         I HEREBY CERTIFY that a true and correct copy of the foregoing was served via Federal Express to Michael P. Carroll, Davis, Polk & Wardwell, 450 Lexington Avenue, New York, N.Y. 10017 as attorneys for ADT Defendants, and Thomas J. Allingham, II, Skadden, Arps, Meagher & Flom, One Rodney Square, P.O. Box 636, Wilmington, Delaware 19899 as attorneys for Republic Industries Inc., and via hand-delivery to Robert C. Josefsberg, Katherine W. Ezell, Podhurst, Orseck, Josefsberg, et al., 25 West Flagler Street, Suite 800, City National Bank Building, Miami, Florida 33130 as attorneys for ADT Defendants and Henry Latimer, Eckert, Seamans, Cherin & Mellot, 450 East Las Olas Blvd., Ft. Lauderdale, Florida 33301 as attorneys for Republic Industries, Inc. on this 10th day of March, 1997.

                                                     /s/ Illegible
                                                     -------------

         FTL1-234205



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